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    EXHIBIT 11.1 - COMPUTATION OF EARNINGS PER SHARE

    Bio-Rad Laboratories, Inc.
    (In thousands, except per share data)

                                                           Three Months Ended     Six Months Ended
                                                                 June 30,             June 30,
                                                            1994        1993      1994        1993
       Computation for Consolidated Statements of Income:

         Net income                                       $ 2,812     $   227    $ 7,517    $ 3,472
                                                          =======     =======    =======    =======

         Weighted average common shares                     8,066       7,975      8,056      7,968
                                                          =======     =======    =======    =======

         Earnings per share                                 $0.35       $0.03      $0.93      $0.44
                                                          =======     =======    =======    =======

     Additional Primary Computation (1):
         Weighted average common shares per above           8,066       7,975      8,056      7,968
         Add-Dilutive effect of outstanding options
              (as determined by the application of
              the treasury stock method)                       43          --         38         --


         Weighted average common shares, as adjusted        8,109       7,975      8,094      7,968
                                                          =======     =======     ======    =======

         Primary earnings per share                         $0.35       $0.03      $0.93      $0.44
                                                          =======     =======     ======    =======

    Fully Diluted Computation (1):
         Weighted average common shares per above           8,066       7,975      8,056      7,968

         Add-Dilutive effect of outstanding options
              (as determined by the application of
              the treasury stock method)                       52          --         45         --



         Weighted average common shares, as adjusted        8,118       7,975      8,101      7,968
                                                          =======     =======     ======    =======


         Fully diluted earnings per share                   $0.35       $0.03      $0.93      $0.44
                                                          =======     =======     ======    =======

     [FN]
     (1) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.